EXHIBIT 99.5
September 14, 2011
Special Committee of the Board of Directors
CNinsure Inc.
22nd Floor, Yinhai Building
No. 299 Yanjing Zhong Road
Guangzhou, Guangdong 510110
People’s Republic of China
Dear Sirs:
We refer to our preliminary non-binding proposal (the “Proposal”) to the board of directors of CNinsure Inc. (the “Company”), dated May 14, 2011, to acquire the Company pursuant to the Acquisition (as defined in the Proposal). Pursuant to the terms of our consortium agreement, we have unanimously determined to withdraw our Proposal for the Company. We hereby notify the Company of such withdrawal effective as of the date of this letter.

Sincerely, TPG ASIA V MU, INC.
By:	/s/ Sing Wang
	Name:	Sing Wang
	Title:	Authorized Signatory

/s/ Yinan Hu
YINAN HU

KINGSFORD RESOURCES LIMITED
By:	/s/ Yinan Hu
	Name:	Yinan Hu
	Title:	Director

CDH INSERVICE LIMITED
By:	/s/ Kiang Hua Lew
	Name:	Kiang Hua Lew
	Title:	Director
cc:
Bob Bartell, Duff & Phelps
Bill Snyder, Duff & Phelps
Douglas Freeman, Fried, Frank, Harris, Shriver & Jacobsen LLP